Exhibit 99.2

September 30, 2004

Ernest R. Marx
Siboney Corporation
325 North Kirkwood Road,
St. Louis, Missouri 63122

Dear Bodie;

The Executive Compensation Committee of Siboney Corporation (the “Company”) has approved additional compensation relating to your employment as contained in this letter agreement. This letter agreement supplements the Employment Agreement between you and the Company dated July 1, 2003 (“Employment Agreement”).

To the extent that any term contained in this letter agreement is inconsistent with any term of the Employment Agreement, this letter agreement shall be deemed to amend the Employment Agreement. Capitalized terms used in this letter agreement but not defined herein shall have the meaning given to such terms in the Employment Agreement.

1.

You will receive compensation for your services during the term of your employment at the rate of $250,000 per annum. There will be no annual review of such compensation as called for in your Employment Agreement. This annual compensation shall apply to your employment through December 31, 2007. The Company and you agree to re-evaluate such annual compensation for periods of employment after 2007.

2.

You will be entitled to participate in the Company’s existing profit sharing plan whereby you will be entitled to earn up to 5% in cash and matching contributions by the Company to the Company’s 401(k) plan equal to 5% of your annual base compensation, subject to the terms of such plans and based on Company profitability as approved each year by the Company’s Board of Directors.

3.	So long as you are employed by the Company or a subsidiary, you will be entitled to bonus payments based on the financial performance of Siboney Learning Group (“SLG”) as follows:

(a)

If SLG meets or exceeds the revenue targets with respect to the fiscal year as designated below, as of the first business day of the succeeding year you will be granted an option to purchase 50,000 shares of the Company’s common stock under the Company’s then existing stock option plan, with an exercise price per share equal to the fair market value of the Company’s common stock as of the date the option is granted, subject to the provisions of the plan.

Year	SLG Revenue Target
2004	$10,400,000
2005	$12,500,000
2006	$15,500,000
2007	$20,000,000

(b)

If SLG’s Net Income Before Taxes (“NIBT”) equals or exceeds 13% of SLG’s revenues for a fiscal year, as of the first business day of the succeeding year you will receive an option to purchase 50,000 shares of the Company’s common stock under the Company’s then existing stock option plan with an exercise price per share equal to the fair market value of the Company’s common stock as of the date the option is granted, subject to the provisions of the plan.

(c)

You will receive a cash bonus payable after the end of a fiscal year calculated based on the percentage of growth of SLG’s revenue as set forth below. Such cash bonus (if any) will be equal to the percentage of NIBT which corresponds to the applicable percentage of growth in SLG’s revenue for such year as follows:

% Revenue Growth Annually	% of NIBT Earned as Bonus Amount

0-6.99%	0%

7.0% to 10.99%	1.5%

11.0% to 18.99%	3.5%

19% and up	5.0%

4.

All financial figures set forth in Section 3 will be taken from audited year end statements of Siboney Learning Group. Any decision as to applicable the revenues/expenses will be at the sole discretion of the Executive Compensation Committee of the Board of Directors.

5.

In the event the Company terminates your employment for “cause” (as such term is defined in the Employment Agreement), you will not be entitled to receive any payment, benefit or option under Section 2 or 3 of this letter agreement with respect to the year of termination.

6.

In the event you terminate your employment by voluntary resignation, you will not be entitled to receive any payment, benefit or option under Section 2 or 3 of this letter agreement with respect to the year of termination.

7.

Notwithstanding any other provision of this letter agreement to the contrary, in the event that your employment is terminated by the Company without cause, you will be entitled to receive a pro-rata share (calculated based on months employed during the year of such termination divided by 12) of payments which would have been due under Section 3(c) of this letter agreement, but you will not be entitled to receive any payment, benefit or option under Section 2, 3(a) and 3(c) of this letter agreement.

Please indicate your confirmation and approval of the terms of this letter agreement by signing this letter and returning it to the undersigned.

Very truly yours, SIBONEY CORPORATION By: /s/ Timothy J. Tegeler Name: Timothy J. Tegeler Title: Chairman and CEO

Confirmed and approved this 8th day of October, 2004:

/s/ Ernest R. Marx
Ernest R. Marx